Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Current Report on Form 8-K of which this exhibit forms a part, including Exhibit 99.1 and 99.2 thereto, unless defined below.

On May 10, 2024, Reneo entered into the Merger Agreement with Merger Sub I, Merger Sub II and Legacy OnKure, pursuant to which, on the Closing Date, (i) Reneo changed its name to “OnKure Therapeutics, Inc.” and (ii) Merger Sub I merged with and into Legacy OnKure in the Merger, with Legacy OnKure surviving the Merger as a wholly owned subsidiary of OnKure Therapeutics, Inc. On October 4, 2024, the Merger was consummated and the Combined Company’s shares began trading on Nasdaq on October 7, 2024 under the ticker symbol “OKUR”.

On October 4, 2024, in connection with the closing of transactions contemplated by the Merger Agreement, Reneo effected the Reverse Stock Split, whereby each ten shares of Reneo’s common stock was combined into one share of Reneo’s Class A Common Stock.

On October 4, 2024:

•
each then-outstanding share of Legacy OnKure common stock was converted into the right to receive 0.023596 (the "Common Exchange Ratio") shares of common stock of Reneo, which was reclassified as Class A common stock of the Combined Company (“Class A Common Stock”) immediately prior to the effective time of the Merger (the "Effective Time"), based on the Common Exchange Ratio calculated in accordance with the Merger Agreement;
•
each then-outstanding share of Legacy OnKure preferred stock was converted into the right to receive 0.144794 (the "Preferred Exchange Ratio" and, together with the Common Exchange Ratio, the "Exchange Ratios") shares of Class A Common Stock, based on the Preferred Exchange Ratio calculated in accordance with the Merger Agreement; provided that a holder of Legacy OnKure preferred stock chose to receive a portion of the merger consideration that they would otherwise receive in the form of 686,527 shares of Class A Common Stock in an equal number of shares of Class B common stock of the Combined Company (“Class B Common Stock”);
•
the then-outstanding awards of RSUs corresponding to shares of Legacy OnKure preferred stock issued pursuant to the Legacy OnKure equity plans that were outstanding immediately prior to the Effective Time were assumed by the Combined Company and converted into RSUs covering Class A Common Stock equal to the Preferred Exchange Ratio, subject to adjustments set forth in the Merger Agreement; and
•
each then-outstanding option to purchase shares of Legacy OnKure common stock was assumed by the Combined Company and converted into an option to purchase Class A Common Stock based on the Common Exchange Ratio, subject to adjustments set forth in the Merger Agreement.

Concurrently with the closing of the Merger, Reneo completed a private placement with certain investors (the “PIPE Investors”) to purchase 2,839,005 shares of Class A Common Stock at a price per share of $22.895 per share for an aggregate purchase price of approximately $65.0 million, including the conversion of outstanding convertible notes and accrued but unpaid interest thereon held by certain Legacy OnKure investors (the “Concurrent PIPE Investments”). In connection with the Concurrent PIPE Investments, Reneo entered into a registration rights agreement with the PIPE Investors, pursuant to which Reneo agreed to use commercially reasonably efforts to prepare and file a registration statement with the SEC within 45 calendar days after the Closing Date, registering the resale of the shares of Class A Common Stock issued pursuant to the Concurrent PIPE Investments. Such registration statement was declared effective on October 30, 2024.

Immediately after the Effective Time, following the consummation of the Concurrent PIPE Investments, Legacy OnKure stockholders owned approximately 53.6%, pre-Merger Reneo stockholders owned approximately 25.1%, and the PIPE Investors owned approximately 21.3% of the Combined Company’s outstanding common stock.

In addition, a majority of options to purchase Reneo common stock issued pursuant to a Reneo equity plan or otherwise ("Reneo Options") and restricted stock units corresponding to shares of Reneo common stock issued pursuant to a Reneo equity plan or otherwise ("Reneo RSUs") outstanding as of immediately prior to the Effective Time were accelerated in full as of immediately prior to the Effective Time and remain outstanding following the Merger. These Reneo Options and Reneo RSUs generally will be subject to the same terms and conditions as were applicable to such Reneo Options and Reneo RSUs as of immediately prior to the Effective Time, except that as of the Effective Time, such Reneo Options and Reneo RSUs cover shares of Class A Common Stock instead of Reneo common stock. However, Reneo Options held by directors and executive officers have extended periods of exercisability and Reneo RSUs held by directors and executive officers are subject to a lock-up for 90 days after the Closing.

The unaudited pro forma condensed combined financial statements include adjustments to reflect the amendment and/or termination of multiple operating leases as required by the Merger Agreement, as well as the abandonment and/or disposal of tenant improvements, furniture and equipment (see Notes to the unaudited pro forma condensed combined financial statements). The unaudited pro forma condensed combined financial information gives effect to the Merger, which has been accounted for as a reverse recapitalization under GAAP. Legacy OnKure is considered to be the accounting acquirer for financial reporting purposes because on the Closing Date, the pre-combination assets of Reneo were primarily cash, cash equivalents, short-term investments, and other non-operating assets. In addition, this determination is based on the expectation that, immediately following the Merger: (i) Legacy OnKure stockholders will own a substantial majority of the voting rights of the Combined Company; (ii) Legacy OnKure will designate a majority (six of eight) of the initial members of the board of directors of the Combined Company; and (iii) Legacy OnKure’s management team will continue as the management team of the Combined Company. The Combined Company was renamed “OnKure Therapeutics, Inc.” and is headquartered in Boulder, Colorado. Accordingly, the Merger is treated for accounting purposes as the equivalent of Legacy OnKure issuing stock to acquire the net assets of Reneo. As a result of Legacy OnKure being treated as the accounting acquirer, Legacy OnKure’s assets and liabilities was recorded at their pre-combination carrying amounts and Reneo’s assets and liabilities was measured and recognized at their fair values as of the Effective Time. At completion of the Merger, the historical financial statements of Legacy OnKure became the historical consolidated financial statements of the Combined Company.

The unaudited pro forma condensed combined balance sheet data assumes that the Merger took place on September 30, 2024 and combines the historical balance sheets of Reneo and Legacy OnKure as of such date. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine-month period ended September 30, 2024 and for the year ended December 31, 2023 assume that the Merger took place as of January 1, 2023 and combines the historical results of Reneo and Legacy OnKure for the periods then ended. The unaudited proforma condensed combined financial information was prepared pursuant to the rules and regulations of Rule 8-05 and Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in connection with:

•
the accompanying notes to the unaudited pro forma condensed combined financial statements;
•
the historical unaudited consolidated financial statements of Reneo as of and for the three and nine months ended September 30, 2024 and the related notes set forth in Reneo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024;
•
the historical unaudited financial statements of Legacy OnKure as of and for the three and nine months ended September 30, 2024 and the related notes set forth in Exhibit 99.1 of this Current Report on Form 8-K;
•
the historical audited consolidated financial statements of Reneo as of and for the year ended December 31, 2023 and the related notes thereto set forth in Reneo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended by Amendment No. 1 thereto;

•
the historical audited financial statements of Legacy OnKure as of and for the year ended December 31, 2023 and the related notes;
•
the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Reneo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as amended by Amendment No. 1 thereto, and in Reneo’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024;
•
the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and
•
other financial information relating to Reneo and Legacy OnKure included elsewhere in this Current Report.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the Merger occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position of the Combined Company.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting conclusions and estimates and the final accounting conclusions and amounts may occur as a result of, among other reasons, (i) changes in initial assumptions in the determination of the accounting acquirer and related accounting, (ii) changes in the amount of cash used in Reneo’s operations, and (iii) other changes in Reneo’s assets and liabilities, which are expected to be completed after the Closing, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the Combined Company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Reneo and Legacy OnKure, and their respective management’s discussion and analysis of financial condition and results of operations included elsewhere in this prospectus.

The accounting policies of Reneo may materially vary from those of Legacy OnKure. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the Merger, management is conducting a final review of Reneo’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Reneo’s results of operations or reclassification of assets or liabilities to conform to Legacy OnKure’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheets

As of September 30, 2024 (In thousands)

	Historical
	Legacy OnKure	Reneo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	$7,959	$60,689	52,981	(a)	$120,988
	—	—	(641)	(b)
Short-term investments	—	15,979	-		15,979
Prepaid expenses and other current assets	3,998	331	(306)	(a)	2,120
	—	—	(1,903)	(e)
Total current assets	11,957	76,999	50,131		139,087
Property and equipment, net	1,126	59	(59)	(d)	1,126
Right-of-use assets	367	440	(440)	(b)	367
Other non-current assets	58	147	(89)	(a)	58
	—	—	(58)	(b)
Total assets	$13,508	$77,645	49,485		$140,638
Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$8,191	$237	—		$8,428
Accrued expenses	3,920	725	2,347	(e)	12,454
	—	—	770	(e)
	—	—	4,692	(g)
Convertible note payable	5,986	—	(5,986)	(f)	—
Private placement deposit	—	2,000	(2,000)	(a)	—
Operating lease liabilities, current portion	220	286	(286)	(b)	220
Other current liabilities	116	—	—		116
Total current liabilities	18,433	3,248	(463)		21,218
Operating lease liabilities, less current portion	300	379	(379)	(b)	300
Total liabilities	18,733	3,627	(842)		21,518
Commitments and contingencies
Series C convertible preferred stock	129,825	—	(129,825)	(h)	—
Stockholders’ equity (deficit):
Common stock	1	—	1	(l)	2
Additional paid-in capital	2,231	309,969	54,586	(a)	261,649
	—	—	(2,673)	(e)
	—	—	6,000	(f)
	—	—	129,824	(h)
	—	—	(313,648)	(k)
	—	—	75,350	(k)
	—	—	10	(i)
Accumulated deficit	(137,282)	(235,953)	(474)	(b)	(142,531)
	—	—	(59)	(d)
	—	—	(2,347)	(e)
	—	—	(14)	(f)
	—	—	(4,692)	(g)
	—	—	238,300	(k)
	—	—	(10)	(i)
Accumulated other comprehensive loss	—	2	(2)	(k)	—
Total stockholders’ equity (deficit)	(135,050)	74,018	180,152		119,120
Total liabilities, convertible preferred stock, and stockholders’ equity (deficit)	$13,508	$77,645	49,485		$140,638

Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss

For the Nine Month Period Ended September 30, 2024

(In thousands, except share and per share amounts)

	Historical
	Legacy OnKure	Reneo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Operating expenses:
Research and development	$29,434	$6,436	$—		$35,870
General and administrative	6,253	14,155	(7,077)	(e)	13,200
	—	—	(40)	(d)
	—	—	(91)	(i)
Total operating expenses	35,687	20,591	(7,208)		49,070
Loss from operations	(35,687)	(20,591)	7,208		(49,070)
Other income	456	3,112	—		3,568
Net loss	(35,231)	(17,479)	7,208		(45,502)
Unrealized losses on short-term investments	—	(6)	—		(6)
Comprehensive loss	$(35,231)	$(17,485)	$7,208		$(45,508)
Net loss per share attributable to common stockholders, basic and diluted	$(2.64)	$(5.23)			$(3.41)
Weighted-average shares used in computing net loss per share, basic and diluted	13,359,203	3,343,287		(j)	13,340,605

Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss

For the Year Ended December 31, 2023

(In thousands, except share and per share amounts)

	Historical
	Legacy OnKure	Reneo	Transaction Accounting Adjustments	Note 4	Pro Forma Combined Total
Operating expenses:
Research and development	$32,115	$56,613	$—		$88,728
General and administrative	4,819	26,440	—		31,259
Restructuring and other charges	—	—	9,425	(e)	14,826
	—	—	474	(b)
	—	—	134	(d)
	—	—	101	(i)
	—	—	4,692	(g)
Total operating expenses	36,934	83,053	14,826		134,813
Loss from operations	(36,934)	(83,053)	(14,826)		(134,813)
Other income	1,623	5,665			7,288
Interest expense on convertible loan			(14)		(14)
Net loss	(35,311)	(77,388)	(14,840)		(127,539)
Unrealized gain on short-term investments	—	51			51
Comprehensive loss	$(35,311)	$(77,337)	$(14,840)		$(127,488)
Net loss per share attributable to common stockholders, basic and diluted	$(2.93)	$(25.23)			$(9.79)
Weighted-average shares used in computing net loss per share, basic and diluted	12,043,375	3,067,645		(j)	13,033,915

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.
Description of the Transaction

On May 10, 2024, Reneo entered into the Merger Agreement by and among Reneo, Merger Sub I, Merger Sub II and Legacy OnKure pursuant to which, Merger Sub I merged with and into Legacy OnKure, with Legacy OnKure surviving the Merger as a wholly-owned subsidiary of OnKure Therapeutics, Inc. On October 4, 2024, the Merger and other transactions contemplated by the Merger Agreement were consummated.

On October 4, 2024, in connection with the transactions contemplated by the Merger Agreement, Reneo effected a reverse stock split of Reneo’s common stock, par value $0.0001 per share, at a ratio of 1-for-10 (the “Reverse Stock Split”). Unless otherwise noted, the Reverse Stock Split has not been reflected in the historical share and per share disclosures of Reneo. Defined terms used in this “Notes to the Unaudited Pro Forma Condensed Combined Financial Information” section shall be used as defined in this section.

At the Effective Time and upon filing an amendment to the Reneo Certificate of Incorporation to reclassify the Reneo common stock, each share of Reneo common stock existing and outstanding immediately prior thereto was recapitalized and remain outstanding as a share of Class A Common Stock. The unaudited pro forma condensed combined financial information assume that, upon the Effective Time, all shares of Legacy OnKure common stock outstanding as of September 30, 2024, after giving effect to the Common Exchange Ratio of 0.023596 to one and the Preferred Exchange Ratio of 0.144794 to one, were converted into the right to receive approximately 7,156,808 shares of common stock of the Combined Company in the aggregate, which is subject to adjustment as set forth in the Merger Agreement. Only 6,470,287 shares of common stock of the Combined Company was issued following the election of one holder to receive 686,527 shares of Class B Common Stock of the Combined Company in leu of shares such holder would have otherwise received as shares of common stock of the Combined Company.

Concurrently with the closing of the Merger, Reneo completed a private placement with certain investors (the “PIPE Investors”) to purchase 2,839,005 shares of Class A Common Stock at a price per share of $22.895 per share for an aggregate purchase price of approximately $65.0 million, including the conversion of outstanding convertible notes and accrued but unpaid interest thereon held by certain Legacy OnKure investors (the “Concurrent PIPE Investments”). In connection with the Concurrent PIPE Investments, Reneo entered into a registration rights agreement with the PIPE Investors, pursuant to which Reneo agreed to use commercially reasonably efforts to prepare and file a registration statement with the SEC within 45 calendar days after the Closing Date, registering the resale of the shares of Class A Common Stock issued pursuant to the Concurrent PIPE Investments.

Immediately after the Effective Time, pre-Merger Reneo stockholders owned approximately 31.8%, and Legacy OnKure stockholders owned approximately 68.2% of the Combined Company’s outstanding common stock before the Concurrent PIPE Investments. Following the consummation of the Concurrent PIPE Investments, Legacy OnKure stockholders owned approximately 53.6%, pre-Merger Reneo stockholders owned approximately 25.1%, and the PIPE Investors owned approximately 21.3% of the Combined Company’s outstanding common stock.

2.
Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Rule 8-05 and Article 11 of SEC Regulation S-X. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine-month period ended September 30, 2024 and for the year ended December 31, 2023, give effect to the Merger and the Concurrent PIPE Investments as if they had been completed on January 1, 2023, and combine the historical statements of operations and comprehensive loss of Reneo and Legacy OnKure as of such dates.

The unaudited pro forma condensed combined balance sheet as of September 30, 2024 gives effect to the Merger and the Concurrent PIPE Investments and combines the historical balance sheets of Reneo and Legacy OnKure as of such date. Based on Legacy OnKure’s preliminary review of Legacy OnKure’s and Reneo’s summary of significant accounting policies and preliminary discussions between management teams of Legacy OnKure and Reneo, the nature and amount of any adjustments to the historical financial statements of Reneo to conform its accounting policies to those of Legacy OnKure are not expected to be material. Upon completion of the Merger, further review of Reneo’s accounting policies may result in additional revisions to Reneo’s accounting policies and classifications to conform to those of Legacy OnKure.

Unless otherwise noted, the Reverse Stock Split has not been reflected in the historical share and per share disclosures of Reneo within this unaudited pro forma condensed combined financial information.

For purposes of these unaudited pro forma condensed combined financial statements, the preliminary total estimated purchase price is summarized as follows (in thousands, except share and per share amounts):

Amount
Estimated number of shares of NewCo Class A Common Stock to be owned by Reneo Stockholders (1)	3,398,841
Multiplied by the assumed price per share of Reneo Common Stock (2)	$18.20
Total	$ 61,859
Estimated fair value of assumed Reneo equity awards based on pre-combination service (3)	$ 3,679
Total estimated purchase price	$ 65,538

(1)
Reflects the number of shares of Class A Common Stock that Reneo stockholders owned as of the Effective Time of the Merger pursuant to the Merger Agreement. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on the number of shares of Reneo common stock outstanding at October 3, 2024 and outstanding equity instruments as effected by the Reverse Stock Split, and contemplation of equity instruments that are in-the-money and expected to be net exercised using the treasury stock method.
(2)
Reflects the price per share of Reneo common stock, which is the closing trading price of Reneo common stock as reported by Nasdaq on October 4, 2024, as effected by the Reverse Stock Split (See Note 1).
(3)
Reflects the estimated acquisition date fair value of the assumed Reneo’s equity awards attributable to pre-combination service.

For accounting purposes, Legacy OnKure is considered to be the acquiring company and the Merger is accounted for as a reverse recapitalization of Reneo by Legacy OnKure because, on the Closing Date, the pre-combination assets of Reneo are primarily cash, cash equivalents, short-term investments, and other non-operating assets.

Under reverse recapitalization accounting, the assets and liabilities of Reneo were recorded, as of the completion of the Merger, at their fair value, which is the carrying value of the pre-combination assets. The difference between the final fair value of the consideration transferred and the fair value of the net assets of Reneo following determination of the actual purchase price consideration for Reneo was reflected as an adjustment to additional paid-in capital. The subsequent financial statements of Legacy OnKure will reflect the operations of Legacy OnKure, the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the stockholders of the legal acquirer, Reneo, immediately prior to the Effective Time, and a recapitalization of the equity of the accounting acquirer, Legacy OnKure.

The accompanying unaudited pro forma condensed combined financial information is derived from the historical financial statements of Reneo and Legacy OnKure and include adjustments to give pro forma effect to reflect the accounting for the transactions contemplated by the Merger Agreement and other events in accordance with GAAP. The historical financial statements of Legacy OnKure shall become the historical financial statements of the Combined Company.

Legacy OnKure and Reneo may incur significant costs associated with integrating the operations of Legacy OnKure and Reneo after the Merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies expected to result.

The unaudited pro forma condensed combined financial information may differ from the final recapitalization accounting for a number of reasons, including the fact that the estimate of the fair value of Reneo’s net assets at the Closing is preliminary and subject to change up to the Closing. The differences that may occur between the preliminary estimate and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

3.
Shares of Common Stock of the Combined Company Issued to OnKure Stockholders upon the Closing

At the Closing, (i) each then-outstanding share of Legacy OnKure common stock was converted into the right to receive a number of shares of Class A Common Stock equal to the Common Exchange Ratio of 0.023596 and (ii) each then-outstanding share of Legacy OnKure preferred stock was converted into a number of shares of Class A Common Stock equal to the Preferred Exchange Ratio of 0.144794. The Exchange Ratios were derived on a fully-diluted basis using the treasury stock method as of October 4, 2024 using a negotiated value of Reneo of approximately $77.8 million, and of Legacy OnKure of approximately $170.0 million.

The estimated number of shares of common stock of the Combined Company that Reneo issued to Legacy OnKure stockholders as effected by the Reverse Stock Split (ignoring rounding of fractional shares) as of October 4, 2024 is determined as follows:

Common Stock Shares
Shares of Legacy OnKure Common Stock outstanding	13,401,523
Common Stock Exchange Ratio	0.023596
Estimated shares of Class A Common Stock to be issued to holders of Legacy OnKure common stock upon the Closing	316,222

Preferred Stock Shares
Shares of Legacy OnKure convertible preferred stock outstanding	47,243,806
Preferred Stock Exchange Ratio	0.144794
Estimated shares of common stock of the Combined Company to be issued to holders of Legacy OnKure preferred stock upon the Closing	6,840,620
Total estimated shares of common stock of the Combined Company to be issued to Legacy OnKure stockholders upon the Closing	7,156,842

4.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

Adjustments included in the column under the heading “Transaction Accounting Adjustments” reflect the application of the required accounting to the Merger, applying the effects of the Merger to Legacy OnKure’s and Reneo’s historical financial information. Further analysis will be performed after the completion of the Merger to confirm these estimates and make adjustments in the final purchase price allocation, as necessary.

Both Legacy OnKure and Reneo have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets, and management has not identified any changes to the income tax positions due to the Merger that would result in an incremental tax expense or benefit. Accordingly, management assumed a statutory tax rate of 0% and no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Transaction Accounting Adjustments:

(a)
To reflect the sale and issuance of approximately 2,839,005 shares of common stock of the Combined Company with a par value of $0.0001, at a per share price of $22.895, by Reneo as a result of the Concurrent PIPE Investments and conversion of convertible notes and interest payable of approximately $65.0 million, less an estimated $4.3 million in issuance costs. Legacy OnKure has incurred $0.3 million and Reneo has incurred $0.1 million of the estimated issuance costs as of September 30, 2024, which are reflected as a reclass to additional paid-in capital.
(b)
To reflect the write-off of Reneo’s operating leases that are expected to be early terminated at Closing. The operating lease right-of-use assets of $0.4 million, operating lease liabilities, current of $0.3 million and operating lease liabilities, non-current of $0.4 million are written off, resulting in a $0.5 million in losses on termination of the lease. Reneo is expected to pay an aggregate $07 million in rent through the end of the lease term. In addition, $0.1 million security deposit was reclassed from other non-current assets to cash upon termination of lease.
(c)
To reflect the issuance of shares related to the cash deposits received in connection with the Concurrent PIPE Investments.
(d)
To reflect the abandonment and/or disposal of tenant improvements, furniture and equipment totaling $0.1 million.
(e)
To reflect Reneo’s estimated transaction costs of $9.4 million, not yet accrued for as of December 31, 2023, which are expected to be incurred in connection with the Merger, such as advisor fees, legal, and directors’ and officers’ liability insurance expenses, as an increase in general and administrative expense in the unaudited pro forma combined statements of operations and comprehensive loss for the year ended December 31, 2023.

As of September 30, 2024, Reneo has incurred approximately $7.1 million of the estimated transactions costs, which the adjustment is reflected in the unaudited pro forma condensed combined statements of operation for the nine-month period ended September 30, 2024. The remaining estimated transaction costs of $2.3 million is reflected as accrued expenses as of September 30, 2024.

To reflect Legacy OnKure’s estimated transaction costs of $0.8 million, not yet accrued for as of September 30, 2024, which are expected to be incurred in connection with the Merger, such as advisor fees, legal and accounting expenses as an increase to accrued expenses and a reduction to additional paid-in capital of $12.7 million in the unaudited pro forma combined balance sheet as of September 30, 2024. Legacy OnKure recorded approximately $1.9 million of the estimated transaction costs on its balance sheet as deferred costs as of September 30, 2024. As the Merger will be accounted for as a reverse recapitalization, Legacy OnKure’s direct transaction costs are treated as a reduction of the net proceeds received within additional paid-in capital.

(f)
To reflect the conversion of Legacy OnKure’s convertible promissory notes as if it occurred at September 30, 2024 and interest expense of $0.2 million reflected in the unaudited pro forma condensed combined statements of operation for the year ended December 31, 2023. The convertible promissory notes automatically convert into shares to be issued in the Concurrent PIPE Investments at the price-per-share paid by the PIPE Investors in the Concurrent PIPE Investments.
(g)
To reflect Reneo’s estimated compensation expense of $4.7 million related to severance, retention, and bonus payments that were negotiated pre-Merger payable upon termination following a change in control, which had not yet been paid or fully accrued for as of September 30, 2024. As such, the $4.7 million is recorded as an assumed liability within the unaudited pro forma condensed combined balance sheet as of September 30, 2024 and offset to accumulated deficit. As it is considered a preacquisition expense, there is no related adjustment within the unaudited pro forma condensed combined statements of operations and comprehensive loss.
(h)
To reflect the additional paid-in capital related to the exchange of 47,243,806 shares of Legacy OnKure series C preferred stock into shares of common stock of the Combined Company based on the Preferred Exchange Ratio.
(i)
To reflect Legacy OnKure’s stock-based compensation expense related to accelerated vesting of options for certain employees.
(j)
The pro forma basic and diluted earnings per share have been adjusted to reflect the pro forma net losses for the nine months ended September 30, 2024, and the year ended December 31, 2023. In addition, the number of shares used to calculate the pro forma basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the Combined Company for the respective periods which excludes common stock issuable upon (i) exercise of outstanding options or (ii) settlement of RSUs. For the year ended December 31, 2023 and the nine months ended September 30, 2024, pro forma weighted average shares outstanding, as effected by the Reverse Stock Split (ignoring rounding of fractional shares), has been calculated as follows:

	For the Nine Months Ended September 30, 2024	For the Year Ended December 31, 2023
Legacy OnKure weighted-average common shares outstanding—basic and diluted	13,359,203	12,043,375
Application of Common Stock Exchange Ratio to historical Legacy OnKure weighted-average shares outstanding	0.023596	0.023596
Adjusted Legacy OnKure weighted-average common shares outstanding	315,224	284,175

Legacy OnKure Preferred Stock outstanding	47,243,806	47,243,806
Application of Preferred Stock Exchange Ratio to historical Legacy OnKure weighted-average shares outstanding	0.144794	0.144794
Adjusted Legacy OnKure weighted-average preferred shares outstanding assuming conversion at January 1, 2023	6,840,620	6,840,620
Adjusted Legacy OnKure weighted-average common shares outstanding—basic and diluted	7,155,843	7,124,795
Issuance of shares of NewCo Class A Common Stock in the Concurrent PIPE Investments	2,839,005	2,839,005
Impact of Reneo Common Stock awards that accelerated vesting as of January 1, 2023 (effected by the Reverse Stock Split)	2,470	2,470
Historical Reneo weighted-average common shares outstanding—basic and diluted (effected by the Reverse Stock Split)	3,343,287	3,067,645

Pro forma combined weighted average number of shares of common stock—basic and diluted	13,340,605	13,033,915

(k)
To reflect the elimination of Reneo’s historical net equity, which represent the net assets acquired in the Merger (in thousands):

Pre-combination stock-based compensation for converted awards	$ (3,679)
Historical APIC	(309,969)
Total pre-combination APIC	(313,648)
Reneo transaction costs	2,347
accumulated deficit	235,953
Total pre-combination accumulated deficit	238,300
Common Stock	—
accumulated other comprehensive loss	(2)
Total adjustment to historical equity (net assets of Reneo)	$ (75,350)

(l)
The total impact to equity for the above adjustments are reflected in the table below (in thousands, except share amounts):

		Preferred Stock		Common Stock Class A		Common Stock Class B
		Legacy OnKure		Reneo		Reneo
(in thousands, except share data)	Note	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in- Capital	Accumulated Deficit	AOCI	Total stockholders’ (deficit) equity
Conversion of outstanding Legacy OnKure Preferred Stock to NewCo Common Stock	3	(47,243,806)	$(129,825)	6,154,092	$1	686,521	$—	$129,824	$—	$—	$129,825
Elimination of Reneo's historical equity carrying value, after proforma adjustments	4 (k)	—	—	—	—	—	—	(313,648)	238,300	(2)	$(75,350)
Adjustment to Reneo's historical equity	4 (k)	—	—	—		—		75,350	—	—	$75,350
Issuance of common stock in the concurrent PIPE Investment, net of fees	4 (a)	—	—	2,571,736	—	—	—	54,586	—	—	$54,586
Reverse recapitalization transaction costs of Legacy OnKure	4 (e)	—	—	—	—	—	—	(2,673)	—	—	$(2,673)
Reneo estimated remaining transaction costs	4 (e)	—	—	—	—	—	—	—	(2,347)	—	$(2,347)
Conversion of Legacy OnKure Convertible Promissory Notes	4 (f)	—	—	267,269	—	—	—	6,000	—	—	$6,000
Stock-based compensation expense recognized by Legacy OnKure related to accelerated vesting of equity awards at the closing	4 (i)	—	—	—	—	—	—	10	(10)	—	$—
Change-in-control, retention, severance and other restructuring costs	4 (b)(c)(d)(f)(g)	—	—	—	—	—	—	—	(5,239)	—	$(5,239)
Total adjustment		(47,243,806)	$(129,825)	8,993,097	$1	686,521	$—	$(50,551)	$230,704	$(2)	$180,152